Exhibit 3(d)

                       JAMES RIVER CORPORATION OF VIRGINIA

                            ARTICLES OF AMENDMENT TO
               THE AMENDED AND RESTATED ARTICLES OF INCORPORATION


         I.  The name of the Corporation is James River Corporation of Virginia.


        II.  The  Amended  and  Restated   Articles  of   Incorporation  of  the
Corporation are amended as follows:

                (1)      Article I is amended to read as follows:

                "The name of the corporation is Fort James Corporation."

                (2) Section A of Article III is amended by replacing "150,000 000" with "500,000,000."


         III. The amendments set forth in Paragraph II above were proposed by the Board of Directors of the Corporation (the "Board of Directors") by resolution adopted at a meeting of the Board of Directors held on May 3, 1997 and were submitted to the shareholders of the Corporation in accordance with the Virginia Stock Corporation Act; such amendments were considered and voted upon by the shareholders of the Corporation at a duly called and convened special meeting of shareholders of the Corporation held on August 12, 1997 at which special meeting the holders of record as of the close of business on June 30, 1997 of the Common Stock, par value $.10 per share, of the Corporation ("Common Stock") and the Series P 9% Cumulative Convertible Preferred Stock of the Corporation ("Series P Preferred Stock," and together with the Common Stock, "Voting Stock") were entitled to vote as a single class on such amendments; that a total of 100,918,767 votes were entitled to be cast on such amendments by the holders of Voting Stock; and that 80,341,887 votes were cast by such holders of Voting Stock for such amendments and 592,687 votes were cast by such holders of Voting Stock against such amendments.

        IV. Pursuant to Sections 13.1-639 and 13.1-706 of the Virginia Stock Corporation Act, the Board of Directors by resolution adopted at a meeting of the Board of Directors on May 3, 1997 adopted the following amendment to the Amended and Restated Articles of Incorporation of the Corporation to increase the number of shares of stock designated as the Series M Cumulative Participating Preferred Stock of the Corporation, effective upon the filing of these Articles of Amendment:

        Article X is hereby amended by deleting from the introductory  clause of
        Article X the words and figures "a resolution adopted by the Board of Directors of the Corporation on February 9, 1989, 150,000 shares" and inserting in lieu thereof the words and figures "resolutions adopted by the Board of Directors of the Corporation on February 9, 1989 and May 3, 1997, 250,000 shares".


        V. The amendment set forth in Paragraph IV above was duly adopted by the Board of Directors without shareholder action and shareholder action was not required.


 August 13, 1997

                                       JAMES RIVER CORPORATION OF VIRGINIA



                                       By: /s/ Clifford A. Cutchins, IV
                                         Clifford A. Cutchins, IV
                                         Senior Vice President, General Counsel
                                            and Corporate Secretary

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